Exhibit (a)(1)(xi)

OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 SHARES OF COMMON STOCK
OF
ASTA FUNDING, INC.
AT
A PURCHASE PRICE OF $9.50 PER SHARE
BY
MPF INVESTCO 4, LLC
A DIRECT, WHOLLY-OWNED SUBSIDIARY OF
THE MANGROVE PARTNERS MASTER FUND, LTD.

April 15, 2016

To Our Clients:

On March 22, 2016, MPF InvestCo 4, LLC, a Delaware limited liability company (the “Purchaser”), who is a direct, wholly-owned subsidiary of The Mangrove Partners Master Fund, Ltd., a Cayman Islands exempted company (the “Parent”), distributed an offer to purchase (the “Original Offer to Purchase”) and a related letter of transmittal in connection with its tender offer to purchase up to a maximum of 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of Asta Funding, Inc., a Delaware corporation (“Asta Funding” or the “Company”), at a price per Share of $9.00, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer (as defined below) was previously scheduled to expire at 12:00 midnight, New York City time, on April 18, 2016.

The Purchaser has increased the price per share at which stockholders may tender shares to a price of $9.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest. The Purchaser has also extended the Expiration Date to 5:00 p.m., New York City time, on Monday, May 9, 2016.

Enclosed for your consideration are the Supplement to the Offer to Purchase, dated April 15, 2016 (the “Supplement,” and together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), and the related amended letter of transmittal (the “Amended Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by the Purchaser to purchase for cash up to a maximum of 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of Asta Funding, at a price per Share of $9.50 (the “Purchase Price”), upon the terms and subject to the conditions of the Offer. We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Amended Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $9.50 per Share, net to you in cash.
2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on May 9, 2016, unless extended (as extended, the “Expiration Time”).
3.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.
4.	The Offer is subject to certain important conditions as set forth in the Offer to Purchase.
5.	Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Amended Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Continental Stock Transfer & Trust Company (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depositary Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Amended Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) any other documents required by the Amended Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for Shares or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

INSTRUCTION FORM WITH RESPECT TO
OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 SHARES OF COMMON STOCK
OF
ASTA FUNDING, INC.
AT
A PURCHASE PRICE OF $9.50 PER SHARE
BY
MPF INVESTCO 4, LLC
A DIRECT, WHOLLY-OWNED SUBSIDIARY OF
THE MANGROVE PARTNERS MASTER FUND, LTD.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated March 22, 2016 (the Original Offer to Purchase”), the Supplement to the Offer to Purchase, dated April 15, 2016 (the “Supplement,” and together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, “Offer to Purchase”), and the related Amended Letter of Transmittal, in connection with the offer by MPF InvestCo 4, LLC to purchase up to a maximum of 3,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of Asta Funding, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal.

Number of Shares to be Tendered:

SIGN HERE
______________________________ Shares*	_____________________________________________ Signature(s)
Dated ___________________________, 2016	_____________________________________________ Name(s)
_____________________________________________ Address(es)
_____________________________________________ (Zip Code)
_____________________________________________ Area Code and Telephone Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.